CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Capital Management Investment Trust and to the use of our report dated January 3, 2007 on the financial statements and financial highlights of the Capital Management Mid-Cap Fund and the Capital Management Small-Cap Fund (each a series of shares of Capital Management Investment Trust) as of and for the year ended November 30, 2006. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.


                                        /s/   BRIGGS, BUNTING & DOUGHERTY, LLP

                                              BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
March 30, 2007